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EXHIBIT 99.1

NEWS RELEASE

Investor Relations Contact:
Kate Patterson
Peregrine Systems, Inc.
(858) 794-7561
kate.patterson@peregrine.com

Media Relations Contacts:
MeeLin Nakata
Peregrine Systems, Inc.
(858) 720-5609
meelin.nakata@peregrine.com

Lou Harm
Burson-Marsteller
(212) 614-4967
lou_harm@nyc.bm.com

Peregrine Systems® Adopts Stockholder Rights Plan

        SAN DIEGO, Feb. 19, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN), a leading global provider of Infrastructure Management software, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Peregrine will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on March 12, 2002.

        The Stockholder Rights Plan is designed to assure that Peregrine stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers and other abusive tactics to gain control of the company without paying all stockholders the fair value of their shares. The plan was not adopted in response to any specific attempt to acquire the company.

        Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $90. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of Peregrine common stock while the Stockholder Rights Plan remains in place, then, unless the rights are redeemed by Peregrine for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Peregrine or the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Peregrine

        Founded in 1981, Peregrine provides solutions that enable companies to manage infrastructure and achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's Infrastructure Management solutions manage the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. Peregrine's Employee Self Service solutions facilitate proactive management and empower employees with anytime/anywhere access to these enterprise resources, services and knowledge, and improve productivity, asset utilization and real-time business intelligence.

        BusinessWeek in 2001 named Peregrine as one of the 100 best performing IT companies. Headquartered in San Diego, Calif., Peregrine currently has 3,900 employees located in more than 100 offices worldwide, and its customers include 92 percent of the Fortune 500 companies. For more information, visit Peregrine's Web site at www.peregrine.com.

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        Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.

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Peregrine Systems® Adopts Stockholder Rights Plan